Baron Energy and Kodiak Capital For Immediate Release

BARON ENERGY, INC. SECURES $10 MILLION FINANCING FROM KODIAK CAPITAL GROUP, LLC

HOUSTON, March 10, 2010 (GLOBE NEWSWIRE) — Baron Energy, Inc. (OTCBB:BROE) (“Baron” or the “Company”), an independent oil and gas company, today announced that it has signed a non-binding term sheet for up to a $10 million equity line with Kodiak Capital Group, LLC of New York City, facilitated by Starlight Investments, LLC (“Starlight”), a Houston based investment bank.

Baron owns production that is 99% oil, both operated and non-operated, with working interest ranging from 5% to 100% in oil and gas fields located in Baylor County, Texas and in Borden, Garza, Jones, Runnels, Scurry and Taylor Counties, Texas, in the Permian Basin.

Ryan Hodson, Managing Director of Kodiak, led the investment into Baron.  He said, “Our flexible financing structure enhances management’s ability to develop their asset-base.  The facility is ideal for event driven companies, such as those in exploration and production, which often have immediate cash requirements when favorable prospects and development opportunities come to fruition.”

Under the terms of the term sheet , Baron Energy may elect to receive as much as $10 million from Kodiak in common stock purchases over the next three years, subject to the parties entering into mutually acceptable investment agreements.

Ronnie Steinocher, President and CEO of Baron Energy said; “Our management team has extensive operating experience in the Permian Basin of West Texas and a pipeline of acquisition opportunities within our core area of operations.” Mr. Steinocher went on to say; “Kodiak will provide us with the necessary capital to reach our short and mid-term goals, allowing us to aggressively move forward with a number of producing property acquisitions. These acquisitions, when added to our current production, will provide a solid base for additional acquisitions as the year progresses. If we are to reach our year-end production goal we will need to be well along our path by the end of the second quarter.”

Chris Valenti, a Registered Principal at Starlight noted, “Baron’s management experience and wherewithal in the Permian Basin will now have the resources it needs to immediately boost production and leverage other types of financing.”

About Kodiak Capital Group, LLC

Kodiak Capital Group, LLC is engaged in assisting growth companies in all facets of their long-term strategy by providing capital and progressive business solutions. Kodiak manages a portfolio of investments in public and private equities. Founded in 2009, Kodiak has transacted in excess of $250 million in financing for companies across a multitude of industries including biotechnology, business services, consumer products, defense, healthcare, Internet, manufacturing, medical devices, natural resources, oil and gas, renewable energy and wireless communications. Headquartered in New York City, Kodiak has assisted companies throughout North America and Australia.

About Baron Energy, Inc.

Baron Energy (OTCBB:BROE) is an independent oil and gas production, exploitation, and exploration company headquartered in Midland, Texas with producing assets in the prolific oil producing Permian Basin of West Texas and a significant exploration acreage position along the Texas Gulf Coast.

Baron’s growth strategy centers on making accretive property acquisitions in its core operating area. The Company targets properties that have oil production with upside developmental potential. In addition, the management team will look for ways to exploit Baron’s extensive acreage position in Starr County, Texas by seeking working interest partners for this high potential natural gas project.

For more information, please visit www.baronenergy.com

About Starlight Investments, LLC

Starlight is a boutique, middle-market investment bank and M&A/corporate finance consulting advisory practice in the financial marketplace of the Americas for profitable, middle-market, private and small public companies seeking equity capital.

The firm connects a network of institutional investors with its private and small public company clients. It believes that it provides value to both sides of the investing equation; increased deal flow and syndication opportunities to institutional investors and decreased marketing costs and enhanced exposure for those clients needing expansion or buyout capital.

Forward-Looking Statement

Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “potential,” “intend,” and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Baron Energy, Inc. (the “Company”) to be materially different from those expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov, including the Company’s Annual Report on Form 10-K filed on October 29th, 2009. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Baron Energy, Inc. Investor Contact:
Brad Holmes (713) 654-4009 b—holmes@att.net